Exhibit 4.11

[FORM OF RESTRICTED SHARE AWARD AGREEMENT]

Restricted Share Award Agreement under the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan, dated as of [●], between Benchmark Electronics, Inc. (the “Company”), a Texas corporation, and [NAME].

This Restricted Share Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of [●] shares of the Company’s common stock, $0.10 par value per share (each, a “Share”), that are being granted to you on the date hereof (such date, the “Grant Date”), that are subject to the terms and conditions specified herein (“Restricted Shares”), and that are granted to you under the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT.  BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1.  The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.  In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Subsidiaries (an “Employment Agreement”), the terms of your Employment Agreement shall govern.

SECTION 2.  Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.  As used in this Award Agreement, the following terms have the meanings set forth below:

(a)  “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

(b)  “Cause” means the occurrence of any one of the following:

(i)  your gross negligence in the performance of your duties with the Company, which gross negligence results in a material adverse effect on the Company, provided that no such gross negligence shall constitute “Cause” if it relates to an action taken or omitted by you in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company;

(ii)  your habitual neglect or disregard of your duties with the Company that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties you have failed to perform;

(iii)  your engaging in conduct or misconduct that materially harms the reputation or financial position of the Company;

(iv)  your obstruction, impedance or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under Federal or state laws, or a governmental department or agency; or

(v)  your conviction of a felony, provided that no such conviction will constitute “Cause” if it relates to an action taken or omitted by you in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company.

(c)  “Good Reason” means the occurrence of any one of the following:

(i)  a material diminution of your duties or responsibilities;

(ii)  a greater than 10% reduction in your base salary, annual bonus opportunity or long-term incentive compensation opportunity; or

(iii)  a material breach by the Company of any provision of your Employment Agreement or any other agreement between you and the Company.

A termination of your employment by you for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company or any of its Subsidiaries that constitutes Good Reason and the specific provisions of this Award Agreement, your Employment Agreement or any other agreement between you and the Company on which you relied.  The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to you (such 30-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, you shall not be permitted to terminate your employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you shall be entitled to terminate your employment for Good Reason during the 90-day period that follows the end of the Cure Period (the “Termination Period”).  If you do not terminate your employment during the Termination Period, you shall not be permitted to terminate your employment for Good Reason as a result of such circumstance.

(d)  “Vesting Date” means each date on which your rights with respect to all or a portion of the Restricted Shares subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3(a) or 3(b) of this Award Agreement.

SECTION 3.  Vesting and Delivery.  (a)  Regularly Scheduled Vesting.  On each Vesting Date set forth below, your rights with respect to the number of Restricted Shares that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Restricted Shares shall become nonforfeitable and transferable, provided that you must be employed by the Company or one of its Subsidiaries on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in your Employment Agreement.

Scheduled Vesting Date	Incremental Percentage Vested	Incremental Number of Restricted Shares Vested

«Vesting_Date_1»	[ ]%

«Vesting_Date_2»	[ ]%

«Vesting_Date_3»	[ ]%

«Vesting_Date_4»	[ ]%

(b)  Vesting following a Change of Control.  If, during the two-year period immediately following a Change of Control, your employment is terminated by the Company or any of its Subsidiaries without Cause or you terminate your employment for Good Reason, then the date of such termination shall be deemed to be the Vesting Date of any then outstanding Restricted Shares.

(c)  Delivery of Shares.  On or following the date of this Award Agreement, the Restricted Shares subject to this Award Agreement shall be evidenced in such manner as the Company shall determine.  Any certificate or book entry credit issued or entered in respect of such Restricted Shares shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law.  Copies of such Plan and Agreement are on file at the offices of Benchmark Electronics, Inc.”

The Company shall require that the certificates or book entry credits evidencing title of the Restricted Shares be held in custody by the Company until such time, if any, as your rights with respect to the Restricted Shares have vested, and the Company may require that, as a condition of your receiving the Restricted Shares you shall have delivered to the Company a stock power, endorsed in blank, relating to such Restricted Shares.  To the extent that your rights with respect to the Restricted Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

SECTION 4.  Forfeiture of Restricted Shares.  Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, if your rights with respect to any Restricted Shares awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Subsidiaries terminates, your rights with respect to such Restricted Shares shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5.  Voting Rights; Dividends.  Prior to the date on which your rights with respect to a Restricted Share have become vested, and the restrictions set forth in this Award Agreement with respect to such Restricted Share have lapsed, you shall be entitled to exercise voting rights with respect to such Restricted Share and shall be entitled to receive dividends or other distributions with respect thereto; provided that any such dividends or distributions paid in Shares shall constitute Restricted Shares and be subject to all of the same restrictions as the Restricted Shares with respect to which they were paid.

SECTION 6.  Non-Transferability of Restricted Shares.  Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan.  Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Restricted Share in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Section 83(b) Election, Withholding, Consents and Legends. (a) Section 83(b) Election. You are authorized, if you so choose, to file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code with respect to all or a portion of the Restricted Shares. You agree that if you make such Section 83(b) election, you shall provide a copy of such election to the Company not later than ten days after filing the election with the Internal Revenue Service or other governmental authority. The Company has made no recommendation to you with respect to the advisability of making any such election. You acknowledge that it is your sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make such election.

(b) Withholding. The delivery of Shares pursuant to Section 3(c) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting of the Restricted Shares, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the Shares that have vested a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(c) Consents; Compliance with Law. Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan) and, in accordance with Section 9(l) of the Plan, subject to the Committee’s determination that the issuance of Shares pursuant to this Award Agreement is compliant with applicable law.

(d) Legends. In addition to the legend set forth in Section 3(c) of this Award Agreement, the Company may affix to certificates for Shares issued pursuant to this Award Agreement any other legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of this Award Agreement and your Employment Agreement, the Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of Texas and (ii) the courts of the State of Texas for the purposes of any action, suit or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or other proceeding either in the United States District Court for the Southern District of Texas or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 11 of this Award Agreement shall be effective service of process for any action, suit or other proceeding in Texas with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or other proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of Texas or (B) the courts of the State of Texas, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel, accountants and other representatives (provided that such counsel, accountants and other representatives agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Benchmark Electronics, Inc. 3000 Technology Drive Angleton, Texas 77515 Attention: Legal Dept.

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12.  Governing Law.  This Award Agreement shall be deemed to be made in the State of Texas, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.

SECTION 13.  Headings and Construction.  Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.  Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”.  The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Shares shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15.  Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

BENCHMARK ELECTRONICS, INC.,

by

Name:
Title:

[NAME],